Exhibit 8.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 13, 2019

Re:	Registration Statement on Form F-4

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug, Switzerland

Ladies and Gentlemen:

We have acted as counsel for Auris Medical Holding AG (together with its anticipated successor Auris Medical Holding Ltd., the “Company”), a corporation organized under the laws of Switzerland, in connection with the change of its jurisdiction of incorporation from Switzerland to Bermuda under the name Auris Medical Holding Ltd. (the “Redomestication”) as described in the registration statement filed on February 13, 2019 with the Securities and Exchange Commission on Form F-4, Registration No. 333-229401, the proxy statement/prospectus of the Company which forms a part thereof and all the exhibits and attachments thereto (collectively, the “Registration Statement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion, and we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the transactions contemplated by the Registration Statement (the “Transactions”) will be consummated in the manner described therein, and (ii) the statements concerning the Transactions set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Redomestication. In addition, our opinion is based solely on the documents that we have examined and any additional information that we have obtained.

2

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement we hereby confirm that the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitutes the opinion of Davis Polk & Wardwell LLP, insofar as it relates to statements of law or legal conclusions under the laws of United States federal taxation applicable to the Redomestication.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Redomestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and the foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to our firm name therein in connection with references to this opinion and the material U.S. federal income tax consequences of the Redomestication. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP